NEWS RELEASE
SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN ANNUAL
AND FOURTH QUARTER EARNINGS

Aiken, South Carolina (January 28, 2019) - Security Federal Corporation ("Company")(OTCBB:SFDL), the holding company for Security Federal Bank ("Bank"), today announced earnings for the year and quarter ended December 31, 2018. Net income increased $1.3 million, or 21.8%, to $7.2 million or $2.44 per common share (basic) for the year ended December 31, 2018 compared to $5.9 million or $2.01 per common share (basic) in 2017. Net income before taxes increased $423,000, or 5.1%, to $8.8 million for the year ended December 31, 2018 compared to $8.4 million in 2017. The increase in earnings was primarily attributable to increases in net interest income and non-interest income combined with a reduction in the corporate income tax rate.

Chief Executive Officer Chris Verenes commented, "The fundamentals of our business—deposit, loan and noninterest income growth are strong. Our strategy of diversifying our footprint by expanding in the midlands of South Carolina and Augusta, Georgia is paying dividends. Security Federal is poised for a bright future."

Net loans receivable grew $39.6 million, or 10.1%, to $430.1 million at December 31, 2018 from $390.5 million at December 31, 2017. The average yield earned on assets increased to 4.04% for the year ended December 31, 2018 compared to 3.87% for 2017. As a result of the loan growth and increase in the average yield earned on assets, interest income increased $3.3 million, or 11.0%, to $33.1 million during 2018 compared to $29.8 million in 2017. Total interest expense increased $1.3 million, or 30.5%, to $5.4 million for the year ended December 31, 2018 compared to $4.2 million for the previous year. Net interest income increased $2.0 million, or 7.9%, during 2018. Consistent with the increase in net interest income, the net interest margin increased four basis points to 3.38% for the year ended December 31, 2018 compared to 3.34% for 2017.

Non-performing assets increased $938,000, or 13.7%, to $7.8 million at December 31, 2018 from $6.8 million at December 31, 2017. Non-performing assets represented 0.85% and 0.79% of total assets at December 31, 2018 and 2017, respectively. Consistent with the increase in non-performing assets, the provision for loan losses also increased. The provision for loan losses was $925,000 for the year ended December 31, 2018 compared to $300,000 for the year ended December 31, 2017.

Non-interest income increased $325,000, or 4.4%, to $7.7 million for the year ended December 31, 2018 from $7.3 million during 2017. The largest increases in non-interest income were an increase of $178,000, or 22.4%, in asset management income and a $146,000, or 12.9%, increase in check card fee income.

Non-interest expense increased $1.3 million, or 5.3%, to $25.6 million for the year ended December 31, 2018 compared to $24.3 million for the year ended December 31, 2017. The most significant increases were in salaries and employee benefits expense, which increased $1.1 million, or 5.3%, and depreciation and maintenance of equipment, which increased $251,000, or 12.2%. These increases are a result of our growth and expansion into new markets. Since 2015, we have added three new branches, with a fourth branch scheduled to open in Augusta during 2019.

Effective January 1, 2018, the federal corporate tax rate declined from 35% to 21%. As a result of the reduced tax rate, the Company revalued its net deferred tax asset as of December 31, 2017. The impact was a one-time, non-cash charge to income tax provision of approximately $628,000. The total provision for income taxes was $1.6 million for the year ended December 31, 2018, a decrease of $866,000 compared to $2.4 million in 2017.

For the fourth quarter, net income increased $641,000, or 70.5%, to $1.6 million or $0.52 per common share (basic) in 2018 compared to $909,000 or $0.31 per common share (basic) for the same quarter in 2017. The increase in quarterly earnings was primarily attributable to increases in net interest income and non-interest income combined with a reduction in the corporate income tax rate.

Net interest income increased $681,000, or 10.5%, to $7.2 million during the fourth quarter of 2018 compared to $6.5 million for the same quarter in 2017. Consistent with the increase in net interest income, the annualized net interest margin increased 13 basis points to 3.45% during the quarter ended December 31, 2018 compared to 3.32% for the same period in 2017.

The provision for loan losses was $775,000 for the fourth quarter of 2018 compared to $200,000 for the fourth quarter of 2017. The Company had net charge-offs of $207,000 and $148,000 during the fourth quarters of 2018 and 2017, respectively.

Non-interest income increased $259,000, or 16.7%, to $1.8 million during the fourth quarter of 2018 compared to $1.5 million during the same period in 2017. The largest increase was related to the net gain on sale of investments, which was $137,000 for the fourth quarter of 2018 compared to a net loss of $214,000 for the same period in 2017.

Total assets increased $43.8 million, or 5.0%, to $912.6 million at December 31, 2018 from $868.8 million at December 31, 2017. Total deposits increased $65.4 million, or 9.3%, to $767.5 million at December 31, 2018 compared to $702.1 million at December 31, 2017. Total borrowings decreased $24.4 million or 29.5% to $58.3 million at December 31, 2018 from $82.7 million at December 31, 2017.

Security Federal Bank has 16 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener, and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)
	INCOME STATEMENT HIGHLIGHTS
	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Total interest income	$8,763	$7,620	$33,072	$29,787

Total interest expense	1,565	1,103	5,449	4,175

Net interest income	7,198	6,517	27,623	25,612

Provision for loan losses	775	200	925	300

Net interest income after provision for loan losses	6,423	6,317	26,698	25,312

Non-interest income	1,811	1,552	7,669	7,344

Non-interest expense	6,413	6,038	25,590	24,302

Income before income taxes	1,821	1,831	8,777	8,354

Provision for income taxes	271	922	1,570	2,436

Net income	$1,550	$909	$7,207	$5,918

Earnings per common share (basic)	$0.52	$0.31	$2.44	$2.01

Earnings per common share (diluted)	$0.50	$0.30	$2.32	$1.91

	BALANCE SHEET HIGHLIGHTS
	December 31,
	2018	2017	% Change
Total assets	$912,614	$868,813	5.0%

Cash and cash equivalents	12,706	10,320	23.1%

Total loans receivable, net	430,054	390,493	10.1%

Investment & mortgage-backed securities	409,894	412,055	-0.5%

Deposits	767,497	702,107	9.3%

Borrowings	58,310	82,706	-29.5%

Shareholders' equity	80,518	77,923	3.3%

Book value per share	$27.25	$26.39	3.3%

Total risk based capital ratio (1)	17.47%	18.92%	-7.7%

Common equity tier one ratio (1)	16.21%	17.66%	-8.2%

Non performing assets	7,771	6,833	13.7%

Non performing assets to total assets	0.85%	0.79%	41.5%

Allowance as a percentage of gross loans,
held for investment	2.10%	2.08%	1.0%
(1)- This ratio is calculated using Bank only information and not consolidated information